CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statements on Form S-8 (Registration No. 33-84340 and Registration No.33-47891) of MFB Corp. of our report dated December 7, 2007 which is incorporated by reference in this Annual Report on Form 10-K of MFB Corp. for the year ended
September 30, 2007.


/s/ Crowe Chizek and Company LLC

South Bend, Indiana
December 14, 2007